Exhibit 99.1

Watsco Completes Acquisition of $180 Million

Sunbelt Distribution Company

East Coast Adds 27 Locations To Watsco’s Network

MIAMI, FLORIDA, January 4, 2005 – Watsco, Inc. (NYSE:WSO) today announced that it has completed the previously announced acquisition of East Coast Metal Distributors, Inc., one of the nation’s largest distributors of air conditioning and heating products. The transaction is expected to be accretive to Watsco in 2005. The undisclosed purchase price was paid in a combination of cash and Watsco, Inc. common stock with the cash portion coming from Watsco’s cash on hand.

Founded in 1954 and based in Durham, North Carolina, East Coast had 2004 revenues of approximately $180 million and operates from 27 locations serving over 3,500 air conditioning and heating contractors throughout North Carolina, South Carolina, Georgia, Virginia and Tennessee. East Coast will operate as a subsidiary of Watsco under its present name and management team.

Watsco is the nation’s largest independent distributor of air conditioning, heating and refrigeration equipment and related products in the distribution segment of the HVAC industry, currently operating 344 locations serving over 33,000 customers in 31 states. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC contractors, assisting and supporting them as they serve the country’s homeowners and businesses.

This document contains ‘forward-looking’ statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonal nature of sales of Watsco’s products and other risks. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities & Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.